UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (date of earliest event reported): December 10, 2008

SEAGATE TECHNOLOGY

(Exact Name of Registrant as Specified in its Charter)

Cayman Islands	001-31560	98-0355609
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)

P.O. Box 309, Ugland House, Grand Cayman KY1-1104, Cayman Islands	NA
(Address of Principal Executive Office)	(Zip Code)

Registrant’s telephone number, including area code: (345) 949-8066

NA

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 2.03.	CREATION OF A DIRECT FINANCIAL OBLIGATION OR AN OBLIGATION UNDER AN OFF–BALANCE SHEET ARRANGEMENT OF A REGISTRANT.

On December 10, 2008, Seagate Technology (“Seagate” or the “Company”) borrowed $350 million under its existing $500 million senior unsecured revolving credit facility (the “Revolving Credit Facility”) pursuant to the Credit Agreement dated November 22, 2005, as amended and restated on September 19, 2006, by and among Seagate, the lenders party thereto, and JPMorgan Chase Bank, National Association, as the administrative agent.

The Revolving Credit Facility bears interest per annum at a variable rate equal to LIBOR plus a margin of 62.5 basis points, which is subject to change depending on Seagate’s credit rating. Borrowings under the Revolving Credit Facility are prepayable at any time prior to maturity without penalty, other than customary breakage costs for LIBOR–based loans. A more detailed description of the Revolving Credit Facility can be found in Seagate’s Annual Report on Form 10-K filed with the U.S. Securities and Exchange Commission on August 13, 2008.

The borrowing under the Revolving Credit Facility is intended to enhance Seagate’s liquidity and cash position as it takes steps to rationalize its production capacity and improve its overall cost structure.

The outstanding balance of the Revolving Credit Facility subsequent to the borrowing described above is approximately $400 million, including $350 million in outstanding loans and approximately $50 million in outstanding letters of credit. The remaining undrawn committed amount of the Revolving Credit Facility after giving effect to the borrowing and outstanding letters of credit described above is approximately $100 million.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereto duly authorized.

SEAGATE TECHNOLOGY

By:	/s/ KENNETH M. MASSARONI
Name:	Kenneth M. Massaroni
Title:	Senior Vice President, General Counsel and Secretary

Date: December 12, 2008

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